Exhibit 10.01

Crossroads Systems, Inc.
8300 North MoPac Expressway
Austin, Texas 78759

October 8, 2004

Richard Sorenson
95 Pascal Lane
Austin, TX 78746

Dear Richard:

On behalf of Crossroads Systems, Inc. (“Crossroads”), it is with pleasure that we offer you the position of temporary Chief Financial Officer. This temporary employment position is being offered for three months starting on or about October 12, 2004 and ending January 12, 2005. This position will report to Robert Sims, Chief Executive Officer. This offer must be accepted no later than October 12, 2004.

Compensation Package:

     Your base pay will be $15,000 per month. You will be paid twice a month on the fifteenth and the last business day of each calendar month.

     I am also pleased to inform you that a recommendation will be made to the Crossroads Board of Directors that you be granted a stock option to purchase 7,500 shares of Crossroads Holdings Corp. common stock with an exercise price per share equal to the fair market value on the last business day of the month you start employment. This option will vest in full at the end of the three months of temporary employment. In the event Board approval is obtained, an option agreement will be issued, including the details of the Company’s stated option plan.

     As a temporary employee you will not be eligible for the Company’s benefits package.

     Your employment with the Company will be on an at-will basis, meaning your employment can be modified or terminated with or without cause, and with or without notice, at any time, at the option of the Company. No representative of the Company has the authority to enter into any agreement with you for employment for any specified period of time, or to make any agreement with you, unless it is done so in writing and signed by both parties.

     Please note that, as a condition to your temporary employment with Crossroads, you will be required to sign a Proprietary Information and Inventions Agreement, the form of which is attached as Exhibit “A” hereto.

     If you are in agreement with the terms of this offer, please sign this letter where indicated below. We look forward to working with you to make Crossroads a success.

     If you have any questions regarding this offer letter, please call me at 512-928-7115.

Regards,

Crossroads Systems, Inc.

By:           /s/ Rob Sims
Robert Sims, Chief Executive Officer

ACCEPTANCE: ______________________________________ DATE:____________________________

DATE YOU PLAN TO START:____________________________________

Exhibit A

Proprietary Information and Inventions Agreement

     In consideration of my employment or engagement by Crossroads Systems, Inc. (the “Company”), the Company’s disclosure of certain Proprietary Information (as defined below) to me, any compensation now and/or hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

     1. Definitions.

          1.1 The term “Agreement” means this Proprietary Information and Inventions Agreement.

          1.2 The term “Service” means any period during which I am engaged as a consultant, employee or Director of the Company.

          1.3 The term “Inventions” means discoveries; developments; trade secrets; processes; formulas; data; lists; software programs; and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere.

          1.4 The term “Proprietary Information” means information owned by the Company or licensed from third parties regarding (a) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts and other agreements, suppliers, customers, and customer lists; (b) the identity, skills and compensation of employees, contractors, and consultants; (c) specialized training; and (d) information related to Inventions owned by the Company or licensed from third parties.

          1.5 The term “Third Party Information” means confidential or trade secret information that the Company may from time to time receive from third parties or information related to Inventions of third parties, which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes.

     2. Nondisclosure.

          2.1 I acknowledge that contemporaneously with my execution of this Agreement, the Company is providing me with Proprietary Information and/or initial specialized training. In consideration of the Company’s provision of Proprietary Information and/or initial specialized training, I agree that during my Service and thereafter, pursuant to this agreement (the “Nondisclosure Agreement"), I will hold in strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Proprietary Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the President or Board of Directors of the Company expressly authorizes such in writing. I also agree that in connection with this Nondisclosure Agreement, I will also be bound by the provisions of Section 8. I further acknowledge and agree that the Company’s conduct in providing me with Proprietary Information in exchange for my Nondisclosure Agreement gives rise to the Company’s interest in restraining me from competing against the Company as set forth in Section 8 (the “Non-Compete Agreement”), and that my agreement to the Non-Compete Agreement is designed to enforce my Nondisclosure Agreement.

          2.2 At all times during my Service and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the President or the Board of Directors of the Company expressly authorizes such in writing.

     3. Assignment.

          3.1 The term “Ownership Rights” means all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible. The term “Intellectual Property Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trade secret rights, and, if recognized, Moral Rights (where “Moral Rights” means all rights related to paternity, integrity, disclosure, and withdrawal). I hereby irrevocably assign to the Company any Ownership Rights I may have or acquire in any Proprietary Information and acknowledge that all Proprietary Information shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith.

          3.2 The term “Company Inventions” means all Inventions that (a) relate to the business or proposed business of the Company and that are discovered, developed, created, conceived, reduced to practice, made, learned or written by me, either alone or jointly with others, in the course of my Service; (b) utilize, incorporate or otherwise relate to Proprietary Information; (c) I discovered, developed, created, conceived, reduced to practice, made, or wrote prior to or outside the scope of my Service and that are incorporated into any Inventions owned by or assigned to the Company and/or its assigns; or (d) are discovered, developed, created, conceived, reduced to practice, made, or written by me using Company property or equipment. I hereby irrevocably assign to the Company all my Ownership Rights in and to any and all Company Inventions.

          3.3 I acknowledge and agree that any work of authorship comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, I hereby irrevocably assign all my Ownership Rights in and to such work to the Company. If any such work of authorship cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my Service, I agree not to (a) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (b) merge any such work of authorship with other Inventions. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

          3.4 I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (a) a license from the Company to me to make, use, license, or transfer in any way a Company Invention or (b) a license from the Company to me regarding any of the Company’s existing or future Ownership Rights.

     4. Enforcement of Rights.

          4.1 I will assist the Company in every proper way to obtain and from time to time enforce Ownership Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Ownership Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Ownership Rights to the Company. My obligation to assist the Company with respect to Ownership Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at the Company’s request on such assistance.

          4.2 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its assigns’s duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Ownership Rights assigned hereunder to the Company.

     5. Obligation to Keep Company Informed.

          During my Service, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions. In addition, during the first year after termination of my Service, I will provide the Company with a complete copy of each patent application and copyright registration application (including but not limited to any mask work registration application) filed by me or that names me as an inventor, co-inventor, author, co-author, creator, co-creator, developer, or co-developer.

     6. Retained Inventions.

          To preclude any possible uncertainty over the ownership of any Inventions, I have, to the best of my knowledge, set forth on Exhibit B attached hereto a complete list of all Inventions that I have, alone or jointly with others, prior to commencement of my Service, discovered, developed, created, conceived, reduced to practice, made, learned, or written, or caused to be discovered, developed, created, conceived, reduced to practice, made, learned, or written, that I consider to be my property or the property of third parties (collectively, “Retained Inventions”). If disclosure of any such Invention on Exhibit B would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit B but am to inform the Company that all Inventions have not been listed for that reason. To the extent that I incorporate any Retained Inventions into a Company Invention or rely upon any Retained Invention in discovering, developing, creating, conceiving, or reducing to practice any Company Invention, I hereby grant to the Company a non-exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display, digitally perform and display, make, have made, sell, and offer for sale such Retained Inventions in any media now known or hereafter known.

     7. Non-Competition; Non-Solicitation.

          7.1 During my Service, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in the state of Texas, or in any other state in the United States, or in any country in the world, in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through Nasdaq.

          7.2 During my Service and for a period of one (1) year after my Service is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company, nor will I solicit the services of any former employee of the Company whose service has been terminated for less than three (3) months.

          7.3 For a period of one (1) year after my Service is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit to the detriment of the Company and/or for the benefit of any competitor of the Company, take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company’s relationship with any Customer. For purposes of this Section 7.3, “Customer” shall mean any company or business entity to which the Company sells or licenses goods or services to or that I had contact with or performed services for during my Service.

     8. Post-Service Non-Compete Agreement.

I hereby agree that for a period of six (6) months after the date that Service is terminated, for any reason, I will not, directly or indirectly, in the state of Texas, or in any other State of the United States, or in any country in the world where the Company engages or proposes to engage in Business, as of the date of the termination of my Service, render services or provide any advice or assistance to any Competing Business, whether as equity holder or in any other capacity. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through Nasdaq. For the purposes of this Section 8, “Competing Business” shall mean any of the following companies: Advanced Digital Information Corporation, Atto, Dot Hill Systems Corporation, Brocade Communications Systems, Inc., and Cisco Systems, Inc.

     9. No Improper Use of Materials.

          I represent and warrant that during my Service I shall not use or incorporate into any Company Invention any confidential information or trade secrets of any former employer, any person or entity for whom I provided services, or any other person or entity, unless I have obtained all consents, licenses, or other rights necessary to allow me to provide the Company with the assignments and licenses set forth herein. I represent and warrant that during my Service I shall not improperly use or disclose any confidential or trade secret information, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any proprietary information or materials belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless expressly consented to in writing by that former employer, person, or entity.

     10. No Conflicting Obligation.

          I represent that my performance of all the terms of this Agreement and my Service does not and will not breach any agreement between me and any other employer, customer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     11. Return of Company Property.

          When my Service is completed, I will immediately deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents (whether written, printed, or otherwise reproduced or recorded), together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information. I will also immediately deliver all Company property, including but not limited to laptops, pagers, cell phones, corporate credit cards, keys, and/or access cards. I further agree that all property situated on the Company’s premises and owned, leased, or licensed by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company at any time with or without notice.

     12. Legal and Equitable Remedies.

          Because my services are personal and unique and because I will have access to and become acquainted with Proprietary Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

     13. Authorization to Notify New Employer.

          I hereby authorize the Company to notify any new employer or entity for whom I provide services about my rights and obligations under this Agreement following the termination of my Service.

     14. Notices.

          Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.

     15. General Provisions.

          15.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

          15.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas and waive any defense thereto.

          15.3 Entire Agreement. This Agreement, and any offer letter, consulting agreement or employment agreement signed concurrently herewith, supercedes and merges all prior discussions between us relating to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

          15.4 Severability.

               (a) I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

               (b) I understand and agree that Section 8 of this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 8 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 8 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

          15.5 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns. I expressly agree that the Company has the right to assign this Agreement without notice to me.

          15.6 Survival. The provisions of this Agreement shall survive the termination of my Service for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

          15.7 At-Will Relationship. I agree and understand that my Service is at will, which means that either I or the Company may terminate the relationship at any time, with or without cause, and with or without prior notice. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of Service, nor shall it interfere in any way with my right or the Company’ right to terminate my Service at any time, with or without cause.

          15.8 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

          15.9 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

          15.10 Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

[Signature Page Follows]

     I HAVE READ THIS PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

     This Agreement shall be effective as of the first day of my Service, namely: __________.

     I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY SERVICE, RESTRICTS MY RIGHT TO DISCLOSE OR USE PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY PERIOD OF SERVICE, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY FOR SIX (6) MONTHS AND FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY SERVICE IS TERMINATED FOR ANY REASON.

Dated: _________________, 2004.

Signature

Richard Sorenson

Print Name

95 Pascal Lane
Austin, Texas 78746
Address

ACCEPTED AND AGREED TO:
CROSSROADS SYSTEMS, INC.

By: ______________________________

Name: ____________________________

Title: _____________________________

EXHIBIT B

Ladies and/or Gentlemen:

     Pursuant to the Proprietary Information and Inventions Agreement (the “Agreement”) by and between me and the Company, the following is a complete list of all Inventions (as such term is defined in the Agreement) that I desire to remove from the operation of the Agreement in accordance with Section 6 of the Agreement.

_______	I have no Inventions to disclose.

_______	I have Inventions which I have disclosed on the attached Invention Disclosure form(s).

Signature

Date

INVENTION DISCLOSURE

Invention Disclosure #__________

Inventors:	1. _____________
2. _____________
3. _____________

Title of Invention:___________________________________________

Problem solved by invention:__________________________________

Invention Description:_______________________________________

Add additional signed, dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company? Yes___ No___

Inventor Signature:_________________________ Date:___________